                                  EXHIBIT 10.4

               MASTER EQUIPMENT PURCHASE AND MAINTENANCE AGREEMENT

                              REFERENCE NO. 224fi8
                                       001

                                 By and Between

                           NationsBanc Services, Inc.

                                       and

                         Precis Smart Card Systems. Inc.

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               MASTER EQUIPMENT PURCHASE AND MAINTENANCE AGREEMENT
                               REFERENCE NO. 22468
                                       001
                                TABLE OF CONTENTS

         SECTION NO.       SECTION HEADING
         1.0                        Term of Agreement
         2.0                        Affiliates
         3.0                        Scope of Agreement
         4.0                        Mutual Representations and Warranties
         5.0                        Representations and Warranties of Seller
         6.0                        Performance Warranties of Seller
         7.0                        Covenants
         8.0                        Force Majeure
         9.0                        Relationship/Personnel
         10.0                       Subcontracting
         11.0                       Non-Discrimination
         12.0                       Ordering of Equipment
         13.0                       Delivery
         14.0                       Installation
         15.0                       Acceptance
         16.0                       Maintenance
         17.0                       Confidentiality
         18.0                       Security
         19.0                       Indemnification
         20.0                       Damages
         21.0                       Insurance
         22.0                       Minority Business Development Initiative
         23.0                       Pricing/Fees
         24.0                       Invoices/Payment/Taxes
         25.0                       Retention of Records/Audit
         26.0                       Termination
         27.0                       Notices
         28.0                       Assignment
         29.0                       Arbitration
         30.0                       Applicable Law
         31.0                       Miscellaneous
         EXHIBIT A                  EQUIPMENT/INSTALLATION LIST AND PRICING
         EXHIBIT B                  EQUIPMENT PERFORMANCE STANDARDS
         EXHIBIT C                  PERFORMANCE REQUIREMENTS FOR MAINTENANCE
                                    SERVICES
         SCHEDULE A    EQUIPMENT LISTING AND PREVENTATIVE MAINTENANCE
                       SCHEDULE
         ADDENDUM 1    ESCALATION PROCEDURE

               MASTER EQUIPMENT PURCHASE AND MAINTENANCE AGREEMENT
                           REFERENCE NO. 22468-001-001

This Master Equipment Purchase and Maintenance Agreement ("Agreement") is entered into by and between NationsBanc Services Inc. ("NBSI") and Precis Smart Card Systems ("Seller").

This Agreement establishes the terms, conditions and consideration under which Seller will provide NationsBank FANCash equipment and related software and stored value cards ("Equipment") and, if requested, installation services ("Installation") for such Equipment and maintenance services ("Maintenance") for the Equipment.

1.0 TERM OF AGREEMENT
1.01. Initial Term. This Agreement shall apply and remain in effect from July 1, 1998 through January 31, 2000 ("Initial Term") unless sooner terminated as provided herein.

1.02. Extensions. NBSI shall have the right to extend this Agreement for an additional one (1) year period ("Renewal Term") by giving Seller written notice of its intent at least thirty (30) calendar days prior to the end of the Initial Term.

1.03. Continuation of Agreement. In the event NBSI fails to notify Seller of its intent to renew or terminate this Agreement, the Agreement shall continue in effect on a month month basis, at the prices last offered for Equipment and Installation under the Initial Term, until canceled by either party upon thirty
(30) calendar days prior written notice to the other.

2.0 AFFILIATES

2.01. Definition. When used in this Agreement, the term "NBSI Affiliate" shall mean all entities now or hereafter controlling, controlled by, or under common control, directly or indirectly, of NBSI or NBSI's parent.

2.02. Rights of NBSI Affiliates. Seller expressly acknowledges and agrees that
(a) NBSI has contracted with Seller under this Agreement in order to satisfy current or future obligations of NBSI to, or requirements of, one or more NBSI Affiliates, (b) to the extent that the interests of NBSI Affiliates are affected by this Agreement, all obligations of Seller under this Agreement shall extend, and all rights and privileges of NBSI shall accrue, to the NBSI Affiliates to the same extent as such obligations, rights and privileges extend or accrue to NBSI under this Agreement, and (c) notwithstanding the foregoing, NBSI shall solely be responsible to Seller for the performance of NBSI's obligations under this Agreement.

3.0 SCOPE OF AGREEMENT

3.01. Equipment List. EXHIBIT A specifies the Equipment which Seller offers to NBSI hereunder. EXHIBIT A may be amended from time to time by mutual written agreement and additional Equipment incorporated hereunder by execution of an amendment to EXHIBIT A. The Equipment offered hereunder shall be Seller's standard products. In addition, Seller agrees to provide to NBSI any special finishes, hardware or item size, which are within reason, at a mutually agreed upon price.

3.02. Equipment Deliverables. The Equipment shall include, and Seller shall deliver to NBSI at no additional cost: (a) all standard accessories which are required to install any Equipment ordered hereunder in any configuration communicated by NBSI to Seller prior to the date of delivery, or in the absence of such communication, in a standard configuration for such Equipment; (b) all improvements, modifications and updates to the Equipment that are generally made available to Seller's customers during the term of this Agreement; and, (c) Installation of the Equipment, unless otherwise specifically excluded in an Order ( as hereinafter defined).

3.03. Software/Firmware License. Seller hereby represents that it has the right to grant and does hereby grant to NBSI a nonexclusive and nontransferable license to use the operating system software and firmware ("License") for use at events on the premises of Ericsson Stadium, Charlotte, North Carolina, associated with NBSI's purchase of the Equipment described herein. Seller acknowledges and agrees that NBSI shall be able to extend use of the License to NBSI's Affiliates and those third parties who provide NBSI and NBSI's Affiliates computer processing needs, provided these NBSI Affiliates and third parties are bound by confidentiality provisions similar to the terms of this Agreement. NBSI understands that the License is non transferable except in the event the Equipment shall be sold to any third party.

3.04. New Equipment. Seller warrants that the Equipment sold hereunder shall be new in all respects and not reworked, refurbished or rebuilt, unless otherwise approved by NBSI.

3.05. Specifications. For purposes of this Agreement, "Specifications" shal1 mean any attached specifications and drawings (or if no specifications are attached, the most recent manufacturer's specifications for the Equipment) and any samples, warranties, models and descriptions, representations and warranties, including any supplements or modifications published by, furnished or given by Seller to NBSI.

3.06. Documents Submitted to NBSI. Any written document submitted to NBSI by Seller as a result of this Agreement, including but not limited to invoices, packages, shipping notices, instruction manuals, shall reference, as applicable, Order number, Item number, and Agreement reference number.

3.07. No Obligation to Purchase. This Agreement is not intended nor shall it be construed to impose or create any obligation upon NBSI to purchase Equipment hereunder.

3.08. Maintenance Performance Requirements. Seller will provide the Maintenance as set forth in EXHIBIT C attached hereto in accordance with the Performance Requirements for Maintenance Services, including Remedial Maintenance Response and Resolution times, set forth therein.

3.09. Engineering Changes. In the event that Seller is the manufacturer of the Equipment maintained hereunder, Seller agrees that all engineering changes it generally adopts on similar equipment hereafter shall be made to the Equipment to be maintained hereunder. Such engineering changes shall be provided to NBSI at no additional cost provided, however, that such changes are not an enhancement which Seller generally markets at extra cost or which by its addition increases the price of later marketed equipment.

4.0 MUTUAL REPRESENTATIONS AND WARRANTIES

4.01. Each party represents and warrants the following: (a) in performance of its obligations under this Agreement, each party shall act fairly and in good faith; (b) its execution, delivery and performance of this Agreement (i) have been authorized by all necessary corporate action, (ii) do not violate the terms of any law, regulation, or court order to which such party is subject, or the terms of any material agreement to which the party or any of its assets may be subject, and (iii) are not subject to the consent or approval of any third party; (c) this Agreement is the valid and binding obligation of the representing party, enforceable against such party in accordance with its terms; and (d) such party is not subject to any pending or threatened litigation or governmental action which could interfere with such party's performance of its obligations hereunder.

5.0 REPRESENTATIONS AND WARRANTIES OF SELLER

5.01. In rendering its obligations under this Agreement, without limiting other applicable performance warranties, Seller represents and warrants to NBSI as follows: (a) all work will be performed in a professional and workmanlike manner; (b) Seller is in good standing in the state of its incorporation and is qualified to do business as a foreign corporation in each of the states in which it is providing services hereunder; and (c) Seller shall secure all permits, licenses, regulatory approvals and registrations required to render services set forth herein, including without limitation, registration with the appropriate taxing authorities for remittance of taxes, and (d) Seller does not have and will not permit any labor or material liens or judgments against Equipment and/or Installation delivered to NBSI and agrees that this Agreement, Orders placed hereunder or any interest therein shall not be assigned for the purpose of financing the Equipment or Installation or any portion thereof without the prior written approval of NBSI. Prior to final payment(s) by NBSI to Seller for Equipment or Installation provided under this Agreement, Seller shall provide NBSI, when applicable, with waiver(s) of lien in a form satisfactory to NBSI.

6.0 PERFORMANCE WARRANTIES OF SELLER

6.01. Equipment Warranties. With respect to the Equipment provided by Seller under this Agreement, Seller represents, warrants and covenants to NBSI as follows: (a) Equipment will be free from defects in structural and functional design, material and workmanship, and will serve the purposes for which it was designed or provided for the period stated in SCHEDULE A ("Warranty Period");
(b) Equipment provided hereunder will conform in all respects to the Specifications, and, if none, then such Equipment shall conform with Seller's most recent specifications; and (c) NBSI shall receive clear title to Equipment provided to NBSI under this Agreement; and (d) the Equipment will perform in accordance with Performance Standards as set forth in EXHIBIT B. The Warranty Period starting date shal1 be the date of Equipment Installation.

6.02. Performance Standards Compliance. Seller shall provide to NBSI a report which documents the Equipment's performance, as well as such other information as NBSI may reasonably request from time to time, to verify the Equipment's compliance with the Performance Standards. The format, content and schedule for reporting this information shall be mutually agreed to between NBSI and Seller at the execution of this Agreement. Seller understands that a Termination Event may be declared by NBSI if the Equipment fails to meet such Performance Standards, including but not limited to, causing a serious disruption of use and/or repeated periods of downtime over a continuous period, notwithstanding Seller's remedial efforts.

6.03. Remedy. During the Warranty Period, Seller shall at its expense, repair, replace or correct defective Equipment and/or Installation. Such repair, replacement or correction shall include, but is not limited to, all applicable labor, materials, transportation, and Installation required to effectuate such repairs, replacements or corrections.

6.04. Requirements. Seller is fully aware of NBSI's business requirements and intended uses for the Equipment and the Equipment shall satisfy such requirements and is fit for such intended uses. Seller acknowledges that NBSI relied upon Seller's Specifications in its decision to obtain Equipment from Seller.

6.05. Third Party Warranties. If contractually and legally permitted, all warranties made by the manufacturer or supplier of goods or services delivered by Seller under this Agreement are hereby transferred to NBSI. Any transfer of a warranty on Equipment from a manufacturer will release Seller from any warranties made hereunder to the extent of the manufacturers warranty.

6.06. Other Warranties. Seller stipulates that the express warranties set forth in this Agreement shall not constitute an election of remedies or negate any implied or other warranties as otherwise might exist for NBSI or as provided by law.

6.07. Year 2000. Seller warrants that the advent of the year 2000 shall not adversely affect the performance of the Equipment and software/firmware with respect to date and date dependent data (including, but not limited to calculating, comparing and sequencing) and that the Equipment and software/firmware will be capable of creating, storing, and/or processing records related to and including the year 2000 and thereafter without deficiencies at no additional cost to NBSI. At NBSI's request, Seller will provide sufficient evidence to demonstrate adequate testing of the Equipment and software/firmware to meet the foregoing requirements.

7.0 COVENANTS

7.01. During the term of this Agreement, Seller shall (a) use all reasonable efforts to avoid the disruption of normal operations of NBSI or any NBSI Affiliate; (b) at all times maintain capital and other financial resources sufficient to permit Seller to perform its obligations under this Agreement; (c) pay its debts generally as they become due; and (d) notify NBSI immediately in the event there is a material adverse change in the business or financial condition of Seller.

8.0 FORCE MAJEURE

8.01. Suspension of Operations. Neither party shall be liable for damages for delay in the services herein arising out of causes beyond its control and without its fault or negligence, including, but not limited to, act of God or of the public enemy, acts of the Government, fires, floods, epidemics, strikes, labor disturbances or freight embargoes (but not including delays caused by subcontractors or suppliers), provided that, in the case of Seller, Seller shall within ten (10) days from the beginning of such delay, notify NBSI in writing of

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the cause of delay and Seller's contingency plan to cure such delay; however, if a delay exceeds a total of thirty (30) days, NBSI may terminate this Agreement.

8.02. Contingency Plan. Seller agrees to establish and maintain policies and procedures relevant to contingency plans, recovery plans, and proper risk controls to ensure Seller's continued performance under this Agreement. Said policies and procedures must be in place within ten (10) business days from the date of execution of this Agreement and shall include, but not be limited to, testing with respect to reasonable assurance of effectiveness, control functions with respect to accountability elements and corrective actions to be immediately implemented, if necessary. Seller agrees to provide copies of said policies and procedures to NBSI, upon request.

9.0 RELATIONSHIP/PERSONNEL

9.01. Independent Contractor Status. This Agreement shall not be construed as creating an employee/employer, agency, partnership, or joint venture relationship between Seller (or any of its agents or employees) and NBSI or NBSI Affiliates. Each party shall have the obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed under this Agreement and shall be liable for the acts or omissions of their employees and agents in performing their respective obligations hereunder.

9.02. Change In Personnel. Upon the request of NBSI, Seller agrees to immediately remove any of Seller's employee(s) or agent(s) performing services under this Agreement and replace such employee(s) or disabled or handicap status.

11.02. Compliance. Seller is aware of and fully informed of Seller's responsibilities and agrees to the provisions under the following: (a) Executive Order 11246, as amended or superseded in whole or in part, and as contained in
Section 202 of said Executive Order as found at 41 C.F.R. Sections 60-1.4(a)(17); (b) Section 503 of the Rehabilitation Act of 1973 as contained in 41 C.F.R. Sections 60-741.4; and (c) The Vietnam Era Veterans' Readjustment Assistance Act of 1974 as contained in 41 C.F.R. Sections 60-250.4.

12.0 ORDERING OF EQUIPMENT

12.01. Orders. NBSI may from time to time during the term of this Agreement submit to Seller written orders ("Order(s)") for Equipment, Installation and/or Maintenance to be purchased in accordance with the terms and conditions set forth herein. Maintenance shal1 be provided in accordance with the criteria established in EXHIBIT C. Such Maintenance may be automatically provided to NBSI by Seller pursuant to a schedule identified at the signing of this Agreement, or may be dispatched to NBSI upon NBSI's request for Maintenance which may be provided to Seller.

12.02. Changes. NBSI may require reasonable changes in the Orders for Equipment, Installation and/or Maintenance consisting of additions, deletions or modifications. If NBSI requests such changes, then the price of the changed Equipment, Installation and/or Maintenance and any resulting alteration in the delivery and Installation and/or Maintenance schedule(s) shall be adjusted as reasonably agreed by the parties hereto. A change will not be deemed reasonable if such change negatively impacts installation or implementation deadlines previously agreed to by the parties.

12.03. Delivery. Each Order shall specify the type and quantity of Equipment desired, the required date of delivery ("Delivery Schedule") and designated delivery location ("Destination")

12.04. Representatives. Seller shall designate an employee and NBSI shall designate employee(s) ("Representative(s)") to act on each respective party's behalf with regard to matters arising under this Agreement; however, such authority does not include the authority to alter or amend any term, condition, or provision of this Agreement. Thereafter, either party may change their respective Representative by providing the other party prior written notice.

12.05. Construing Documents. All instruments ("Instruments") such as purchase orders, delivery receipts, plans, drawings, Equipment Specifications and Installation requirements and the like used in conjunction with Agreement shall be for the sole purpose of defining quantities, prices and description of the services or

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Equipment to be provided hereunder, and to this extent only are incorporated as a part of this Agreement. Any terms and conditions included in Instruments beyond the purposes of Instrument stated above shall not be incorporated and in no event shall such Instrument be construed to modify, amend, or alter the terms of this Agreement.

13.0 DELIVERY

13.01. Packaging. All Equipment must be packaged in accordance with industry standards. Packing lists shall be enclosed in each box or package shipped pursuant to an Order, indicating the contents therein.

13.02. Shipment. Seller shall ship all Equipment *eight prepaid, F.O.B., Destination, unless otherwise stated. Where NBSI has so authorized in writing, Equipment may be shipped F.O.B. shipping point, but Seller shall prepay all shipping charges, route the Equipment by the least expensive common carrier which can guarantee delivery in accordance with mutually agreed upon deadlines, if a carrier is not specified on the Order.

13.03. Deliveries. NBSI reserves the right to reject C.O.D. shipments and shall not be held liable for any Seller delivery expenses associated with same.

13.04. Destination Inspection. Seller shall have the opportunity to perform an inspection of the Destination prior to coordinating delivery with NBSI's Representative. Any unfavorable conditions discovered at Destination or additional work recommended by Seller as a result of its inspection shall be immediately reported to NBSI's Representative, along with Seller's proposed price for correcting said unfavorable conditions or performing said additional tasks. Seller shall not be entitled to any consideration for additional services required as a result of Seller's negligence in or failure to adequately inspect Destination.

13.05. Scheduling Delivery. Seller shall schedule delivery of the Equipment with NBSI's Representative, identifying in advance services required from NBSI such as elevator service, hoist facilities, light and other power necessary for Seller to complete delivery and Installation. NBSI's Representative shall coordinate Seller's work with other contractors present at the Destination during Seller's delivery and Installation activities. Seller agrees that NBSI's Representative shall have sole authority to resolve any work related dispute arising between Seller and such other NBSI contractors during delivery and Installation.

13.06. Unloading Equipment. Unless otherwise agreed prior to delivery, Seller shall be solely responsible for providing all equipment, tools and labor to accomplish unloading of the Equipment at the Destination specified by the Order, unpacking of the Equipment and the performance of Installation as further defined hereunder.

13.07. Delivery Responsibilities. Delivery responsibilities of Seller include, but are not limited to, unloading the Equipment at the correct location at Destination, verification of delivery of the Equipment on packing list, inspection of the Equipment at the time of delivery and reporting of damage, defects, missing or incorrect items ("Discrepancies") to NBSI's Representative within ten (10) calendar days of delivery and in the event any of the Discrepancies are anticipated to result in a variance in the Delivery Schedule specified by Order, Seller shall so advise NBSI.

14.0 INSTALLATION

14.01. Installation Responsibilities. Unless otherwise stated in NBSI's Order, Seller shall be solely responsible for providing all equipment, tools, materials and labor required for installation of the Equipment at Destination ("Installation"). Seller's Installation responsibilities shall include, but are not limited to, removal from shipping containers, complete assembly, alignment and adjustment of the component parts of the Equipment in accordance with the Specifications, which may also include disassembly, reassembly or removal of existing NBSI equipment.

14.02. Installation Schedule. Seller shall commence any Installation of Equipment immediately upon Seller's completion of delivery, unless otherwise mutually agreed. The amount of time required for Seller's Installation shall be taken into consideration when scheduling delivery with NBSI's Representative.

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14.03. Testing. Upon completion of Installation, Seller shall conduct such tests and/or Seller inspections of the Equipment as to reasonably satisfy Seller that the Equipment is properly installed and operable. Upon satisfactory completion of such tests and/or inspection, Seller shall promptly notify NBSI that Installation is complete and the Equipment is functioning as warranted.

14.04. Procedures. Seller shall perform Installation in a manner which keeps Destination safe and free from accumulation of Seller's debris and waste at all times. Seller shall remove all debris and waste material from Destination after completion of Installation.

14.05. Third Party Installation. NBSI reserves the right to Order Equipment from Seller which NBSI or third parties retained by NBSI may install. In such an event, Seller shal1 be relieved of its obligations for Installation hereunder, however, Seller shall not be relieved of any of its other obligations under this Agreement and shall not limit any of NBSI's rights and remedies with regard to warranties and representations of the Equipment.

15.0 ACCEPTANCE

15.01. Risk of Loss. Regardless of F.O.B. point, Seller shall bear all risk of loss, injury, or destruction of the Equipment Ordered pursuant to this Agreement which occurs prior to Acceptance by NBSI, excluding that which is directly attributable to NBSI's gross negligence or willful misconduct. Title to the Equipment will not pass to NBSI until Acceptance by NBSI.

15.02. Acceptance Criteria. Upon Seller's notification to NBSI's Representative that Installation is complete, Seller shall conduct for the NBSI Representative such inspections or test of the Equipment which verify that the Equipment is complete and properly installed and operable in accordance with the Specifications (the "Inspection"). Seller and NBSI's Representative shall jointly prepare a list of any Discrepancies discovered during Inspection. NBSI may then either: (a) reject the Equipment, or (b) accept the Equipment but obtain a refund of payments, a credit against future payments, or a recovery of damages sufficient to compensate NBSI for the diminution in the value of Equipment and other damages resulting from the nonconformity or failure, or (c) require Seller to correct the Discrepancies within a time frame mutually agreed upon. Upon Seller's notification of correction of Discrepancies, the Inspection will be rescheduled and shall begin once again.

15.03. Acceptance Certification. Upon satisfactory completion of the Inspection and correction of any Discrepancies, the NBSI Representative shall execute and delivery to Seller a written document certifying NBSI's acceptance of the Equipment ("Acceptance") and Seller shall provide to NBSI three (3) complete sets of manuals or other materials, such as operating, maintenance, and installation documentation available for the Equipment ("Documentation").

15.04. Rejected Equipment. Equipment rejected by NBSI, which rejection shall not be unreasonable, shall be held, disassembled, packaged, transported, and or stored at Seller's sole expense. NBSI agrees to use all reasonable means to mitigate such Seller expenses, and Seller agrees to promptly reimburse NBSI upon receipt of an invoice for same.

15.05. No Implied Acceptance. There shall be no implied NBSI Acceptance of Equipment under this Agreement.

16.0 MAINTENANCE

16.01. Warranty Period Maintenance. For the duration of the Warranty Period, which applies only if NBSI purchases the extended warranty on the Equipment at the cost set forth on Schedule A to Exhibit C, Seller will provide NBSI with maintenance services ("Maintenance") as more fully described on the attached Maintenance Schedule, EXHIBIT C, for the Equipment identified in the Equipment Schedule, including any customizations provided by Seller to NBSI. Thereafter, Maintenance may be obtained by NBSI by payment of Seller's then current maintenance fee for the Equipment ("Maintenance Fee").

16.02. On Going Maintenance. Upon expiration of the Warranty Period and payment of the Maintenance Fee, Seller shall provide NBSI with Maintenance in accordance with the terms and conditions set forth in the Maintenance Schedule, EXHIBIT C.

17.0 CONFIDENTIALITY

17.01. Definition. When used in this Agreement, the term "Confidential Information" shall mean this Agreement, all Proprietary Information (as defined below) and all data, trade secrets, business information and other information of any kind whatsoever which (a) has been disclosed to either party, or to which either party has access, in connection with the negotiation and performance of this Agreement, and (b) relates to (i) the other party, (ii) in the case of Seller, the NBSI Affiliates and their customers, or (iii) third party vendors or licensors which have made confidential or proprietary information available to NBSI or an NBSI Affiliate.

17.02. Proprietary Information. When used in this Agreement, the term "Proprietary Information" shall mean all work performed under this Agreement and all work product resulting from such work, including, without limitation, all data, designs, software, programs, card decks, tapes, ideas, concepts, techniques, inventions, proprietary rights, modifications and enhancements, together with all applicable rights to patents, copyrights, trademarks and trade secrets.

17.03. Non-Disclosure. Each of the parties on behalf of itself and its employees, officers, directors, affiliates and agents, hereby agrees that Confidential Information will not be disclosed or made available to any third party, agent or employee for any reason whatsoever, other than with respect to:
(a) its employees on a "need to know" basis; (b) subcontractors and other third parties specifically permitted under this Agreement, on a "need to know" basis, provided that all such parties are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section (in favor of NBSI and NBSI Affiliates and in form and substance satisfactory to NBSI); (c) independent contractors, agents, and consultants hired by NBSI, provided that NBSI uses reasonable efforts to cause such parties to maintain the confidentiality of Seller's Confidential Information; and (d) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement, provided that, prior to any disclosure of either party's Confidential Information as required by law, the party subject to the requirement shall (i) notify the other party of all, if any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the other party's reasonable, lawful efforts to resist, limit or delay disclosure.

17.04. Exceptions. Nothing in this Section shall prohibit or limit either party's use of information or data: (a) that can be demonstrated to have been previously known to it, other than through its relationship with the other party, without a confidentiality restriction on the use of such information,
(b) independently developed by it, as established by written evidence, (c) rightfully acquired by it from a third party with full legal right to disclose such information, (d) disclosed without similar restrictions by the party that disclosed such Confidential Information pursuant to this Agreement to a third party, (e) approved for disclosure by the affected party pursuant to this Agreement, or (f) which becomes part of the public domain through no breach of this Agreement.

17.05. Return of Confidential Information. Upon the request of the other party at the termination of this Agreement, or at any other time, each party shall return all Confidential Information in the possession of such party or in the possession of a third party (over which such party has or may exercise contro0.

17.06. Injunctive Relief In the event of any breach of the obligations under this Section, each party acknowledges that the other party would have no adequate remedy at law, since the harm caused by such a breach would not be easily measured and compensated for in damages, and that in addition to such other remedies as may be available to the other party, the other party may obtain injunctive relief including, but not limited to, specific performance.

17.07. Publicity. All media releases, public announcements and public disclosures by either party, or their employees or agents, relating to this Agreement or the name of NBSI, any NBSI Affiliate or Seller, including, without limitation, promotional or marketing material, but not including any announcement intended solely for internal distribution by the releasing party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing party, shall be coordinated with and approved by the other party in writing prior to the release thereof.

17.08. Survival. The provisions of this Section shall survive the term or termination of this Agreement for any reason.

18.0 SECURITY

18.01. Definition. Seller understands that NBSI and NBSI Affiliates operate under various laws and federal regulatory agencies that are unique to the security sensitive banking industry. As such, persons engaged by Seller to provide services under this Agreement are held to a higher standard of conduct and scrutiny than in other industries or business enterprises. Seller understands and acknowledges that its employee(s) ("Employee(s)") shall possess appropriate character, disposition and honesty conducive to the environment where services are provided under this Agreement. Seller shall, to the extent permitted by law, exercise reasonable and prudent efforts to comply with the Security provisions of this Agreement.

18.02. Access. Seller shall not knowingly permit an Employee(s) to have access to the premises, records or data, or to engage in the conduct of the banking affairs of NBSI or NBSI Affiliates when such Employee(s): (a) has been convicted of a crime or has agreed to or entered into a pretrial diversion or similar program in connection with (i) a dishonest act or a breach of trust, as stipulated under Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a); and/or (ii) a felony; (b) uses illegal drugs.

18.03. Compliance. Upon written request from NBSI, Seller shall provide evidence of Seller's actions to comply with the above provisions for its Employee(s).

18.04. Notification. NBSI shall notify Seller of any act of dishonesty or breach of trust committed against NBSI or NBSI Affiliates which may involve an Employee(s) and Seller shall notify NBSI if it becomes aware of any such offense. Following such notice, at the request of NBSI and to the extent permitted by law, Seller shall cooperate with investigations conducted by or on behalf of NBSI or NBSI Affiliates. Such cooperation may include access to Seller's Employee(s) for personal interviews related to such investigations. In addition, at the request of NBSI, Seller shall conduct its own investigations into the activities of said Employee(s),which may include polygraph examinations when permitted by law and not specifically prohibited by existing collective bargaining (Union) agreements or state statutes, with the results of such investigations and all files and records related thereto being made available to NBSI.

18.05. Internal Controls. Seller shall cooperate with the internal operating controls and security processes of NBSI and NBSI Affiliates where products and/or services are provided under this Agreement.

19.0 INDEMNIFICATION

19.01. Indemnification. Seller shall indemnify, defend, and hold harmless NBSI and the NBSI Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns from and against any and all claims made, or asserted, or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation or defense, arising out of or related to the following: (a) any act or omission by Seller, its employees and agents or any Subcontractor engaged by Seller in the performance of Seller's obligations under this Agreement or otherwise; (b) any material breach in a representation, covenant or obligation of Seller contained in this Agreement; (c) any claims that, in using the goods or services provided to NBSI under this Agreement, NBSI or an NBSI Affiliate has infringed the proprietary rights of any third party; or
(d) Seller's relationship with its employees, agents or Subcontractors or its capacity as an employer. NBSI and its Affiliates acknowledge that manufacturers of the Equipment are not subcontractors of Seller.

19.02. Infringement Claims. In the event of a claim for infringement arises from any Seller supplied software or firmware, Seller agrees to use all reasonable efforts to obtain for NBSI the right of continued use of such software or firmware, to modify same to render it non-infringing, or to replace it with another product of equal or greater speed and functionality acceptable to NBSI. In the event Seller cannot obtain the right of continued use or find an acceptable replacement product, Seller shall make a complete refund to NBSI of all monies paid by NBSI for the infringing product, which if it renders the Equipment unusable by NBSI, shall include all monies paid by NBSI for the affected Equipment, without regard to the extent of use.

20.0 DAMAGES

20.01. Certain Recoverable Damages. Damages recoverable under this Agreement shall include, without limitation, costs, expenses, losses and injuries incurred or suffered by (a) NBSI or an NBSI Affiliate, as a result of an act, omission, breach, breach of warranty, non-performance or misrepresentation of Seller; or
(b) NBSI, on account of claims made against NBSI by an NBSI Affiliate, or payment of claims made by NBSI to an NBSI Affiliate, to the extent that such claims or payments result (directly or indirectly) from an act, omission, breach, breach of warranty, non-performance or misrepresentation of Seller.

20.02. Consequential Damages. Neither Seller nor NBSI shall be liable for those consequential damages which consist of lost profits or loss of goodwill; provided, however, that the limitations set forth in this Section shall not apply to or in any way limit Seller's indemnity obligations under this Agreement.

20.03. Enforcement Expenses. If either party employs an attorney or commences legal or arbitral proceedings to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the other, reasonable costs incurred in connection with such enforcement, including but not limited to, attorney's fees and costs of investigation and litigation/arbitration.

21.0 INSURANCE

21.01. Requirements. Seller shall, and shall require its Subcontractors to, secure and maintain, at its own expense, throughout the entire term of this Agreement, the following insurance with companies satisfactory and acceptable to NBSI and shall furnish to NBSI certificates evidencing such insurance prior to commencing work. Said certificates shall contain a provision whereby the policy and/or policies shall not be canceled or altered without at least thirty (30) calendar days prior written notice to NBSI.

a) Worker's Compensation/Employers' Liability. Worker's Compensation Insurance which shall fully comply with the statutory requirements of all applicable state and federal laws and Employers' Liability Insurance which limit shall be $100,000 per accident for Bodily Injury and $100,000 per employee and $500,000 for disease. Seller and its underwriter shall waive subrogation against NBSI.

b) Commercial General Liability. Commercial General Liability Insurance with a minimum combined single limit of liability of $1,000,000 per occurrence per location and $1,000,000 aggregate for bodily injury and/or death and/or property damage and/or personal injury. This shall include products/completed operations coverage and shall also include Broad Form Contractual specifically covering this Agreement. Further, NBSI is to be added as an Additional Insured on this policy with respect to operations covered under this Agreement.

c) Fidelity Bond. Seller shall be responsible for loss to bank property and customer property, directly or indirectly, and shall maintain Fidelity Bond coverage for the dishonest acts of its employees in a minimum amount of $100,000. NBSI shall be named as "Loss Payee, As Their Interest May Appear," on this Fidelity Bond.

22.0 MINORITY BUSINESS DEVELOPMENT INITIATIVE 22.01. Initiative. Seller recognizes the NationsBank Minority Business Development Initiative supporting Minority and Women-Owned Business Enterprises and is committed, to the maximum extent practicable, participation with minority and women owned business enterprises in its construction, procurement, and professional services programs.

22.02. Definitions. For purposes of this Agreement, the following are the definitions of "Minority-Owned Business Enterprise" and "Women-Owned Business Enterprise ":

a) "Minority-Owned Business Enterprise" is recognized as a "for profit" enterprise, regardless of size, physically located in the United States or its trust territories, which is at least fifty-one percent (51%) owned, operated and controlled, by one or more member(s) of a "Minority Group" who maintain United States citizenship.

"Minority Group" is recognized as Black Americans, Hispanic Americans, Native Americans (American Indians, Eskimos, Aleuts, and native Hawaiians), Asian-Pacific Americans, and other minorities as recognized by the United States Small Business Administration Office of Minority Small Business and Capital Ownership Development.

b) "Women-Owned Business Enterprise" is recognized as a "for profit" enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one percent (51%) owned, operated and controlled by a female of United States citizenship.

c) To qualify as a Minority or Women-Owned Business Enterprise ("M/WBE") under this Agreement, the M/WBE must be certified by an agency acceptable to NBSI.

23.0 PRICING/FEES 23.01. Prices. The price of the Equipment and the Maintenance Fees shall be as set forth on EXHIBIT A hereto.

23.02. Installation Prices. The price for Seller's Installation of the Equipment at Destination shall also be included on EXHIBIT A, either separately or included in the Equipment prices. Seller acknowledges that the price of the Installation as included in EXHIBIT A is sufficient to cover all foreseeable risks, hazards and difficulties inherent in installation work of this nature.

23.03. Prices Not Listed. The price for services and equipment not listed on EXHIBIT A which are hereafter required as a result of unforeseen events and/or conditions shall be mutually agreed to in writing between NBSI and Seller prior to Seller's performance of same.

23.04. Price Reductions. If Quoted Prices for the Equipment and Installation covered by this Agreement are reduced (whether in the form of price reduction, close-out, rebate, allowances or additional discounts offered to another customer of Seller under terms and conditions similar to this Agreement) at or prior to the time of any delivery of Equipment or Installation pursuant to this Agreement, the price to NBSI for such products will be reduced, and NBSI shall be billed accordingly.

23.05. Price Increases. The prices listed on EXHIBIT A (the "Quoted Prices") may not be increased for a period of twelve (12) months from the date of this Agreement. Thereafter, Quoted Prices may only be increased by the mutual written agreement of NBSI and Seller one time only during any twelve (12) month period. Seller shall provide sixty (60) calendar day prior written notice of any proposed price increases.

24.0 INVOICES/TAXES/PAYMENT

24.01. Invoices. Invoices are to be submitted by Seller to the address set forth below. Invoices without reference to this Agreement reference number or Order or listing Equipment that was not requested in writing by NBSI will not be paid but will be returned to Seller.

         Invoice Address:  Patricia Panels
                           NationsBank Card Services
                           2 Commercial Place
                           9th Floor, VA6-03
                           Norfolk, VA 23510

24.02. Itemized Invoices. Unless otherwise specified, invoices shall include and list all applicable taxes as a separate item. NBSI shall pay Seller for all Equipment and/or Installation and applicable taxes invoiced in accordance with the terms of this Agreement, within thirty (30) calendar days of the date of receipt of invoice.

24.03. Taxes. NBSI will reimburse Seller for all sales, use or excise taxes levied on amounts payable by NBSI to Seller pursuant to this Agreement, provided that NBSI shall not be responsible for remittance of such taxes to applicable tax authorities. NBSI shall not be responsible for any ad valorem, income, franchise, privilege, value added or occupational taxes of Seller. Seller shall cooperate with NBSI's efforts to identify taxable and nontaxable portions of amounts payable pursuant to this Agreement (including segregation of such portions on invoices) and to obtain refunds of taxes paid, where appropriate. NBSI may furnish Seller with certificates or other evidence supporting applicable exemptions from sales, use or excise taxation.

24.04. Completion of Work. NBSI's payments, if any, for Equipment, Installation and/or Maintenance prior to the completion or delivery of such shall not diminish Seller's obligations hereunder and shall not constitute a waiver of NBSI's rights or remedies hereunder.

25.0 RETENTION OF RECORDS/AUDIT

25.01. Record of Maintenance Services. Seller shall maintain appropriate records to substantiate charges to NBSI for all Maintenance services and parts provided by Seller. Such records shal1 include a maintenance log for each item of Equipment, containing at least the following:

a) Equipment Identification. Type and serial number(s) of each item of Equipment receiving maintenance service.

b) Preventive Maintenance Time. Date and time of arrival and departure of Seller's personnel for Preventive Maintenance.

c) Equipment Failure Notification. Date and time of notification by NBSI to Seller of an Equipment failure under which NBSI requests Remedial Maintenance.

d) Maintenance Performed. A description of the Maintenance Services performed.
e) Seller Time. The time spent by Seller personnel on each maintenance call.

f) Charges. Additional charges, if any.

25.02. Logging of Services Performed. Each service performed shal1 be logged and shall be signed by Company's Representative and, when so required by NBSI, by NBSI's Representative at the time of completion.

25.03. Retention of Records. For a period of not less than two (2) years after the termination of this Agreement, Seller shall maintain at no additional cost to NBSI, in a reasonably accessible location, all material data, files and records pertaining to its performance under this Agreement and to charges and costs paid or payable by NBSI under this Agreement.

25.04. Audit. Throughout the term of this Agreement and for two (2) years thereafter, all of the Seller's data, files and records referenced above may be inspected, audited and copied by NBSI, its duly authorized agents, representatives or employees or by federal or state agencies having jurisdiction over NBSI or an NBSI Affiliate, at such reasonable times as NBSI may determine.

26.0 TERMINATION

26.01. Termination Without Cause. NBSI may terminate this Agreement at any time by providing Seller with forty-five (45) calendar days prior written notice indicating an intent to terminate.

26.02. Termination Upon Default. In addition to any other remedies available to either party in law or equity or under this Agreement, upon the occurrence of a Termination Event (as defined below) with respect to either party, the other party may immediately terminate this Agreement by providing written notice of its intent to terminate.

26.03. Termination Event. A Termination Event shall be deemed to have occurred if either party: (a) shall commit a material breach of its obligations under this Agreement, and the breach shall remain uncured for a period of thirty (30) calendar days after written notice of the breach is provided to the other party;
(b)shall become insolvent, or generally unable to pay its debts as they become due, or shall become the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or shall make a general assignment for the benefit of its creditors;(c) shall commit a fraudulent act against the other party;(d) shall fail to comply with any material law, statute, rule or regulation applicable to such party; or (e) in the case of Seller, shall either

(i) merge with another entity, (ii) suffer a transfer involving fifty percent (50%) or more of any class of its voting securities, or (iii) transfer all, or substantially all, of its assets.

26.04. Survival. Sections 6.01, 6.03, 6.06, 16.01 and 16.02 and Articles 16, 17,
19, 20 and 25 shall survive the termination of this Agreement.

27.0 NOTICES

27.01. All material notices or other communications or notices required under this Agreement shall be given to the parties in writing as follows: (a) by first class, registered or certified United States mail, return receipt requested and postage prepaid to the applicable addresses below, or to such other addresses as the parties may substitute by written notice given in the manner prescribed in this Section; (b) by hand delivery, including courier service delivery, to such addresses; or (c) by facsimile machine transmission, to the numbers provided below:

     If to NBSI:                            If to Seller:
     Richard A. McClure                     Tracey Barnes
     127 N. Tryon Street, NC1-01            11032 Quail Creek Road, Suite 108
     Charlotte, NC 28266                    Oklahoma City, OK 73120
     Phone: (704) 386-3043                  Phone: (406) 762-6660
     Facsimile: (704) 386-8213                     Facsimile: (406) 762-6606

27.02. Receipt. Such notices shall be deemed to have been duly given either three (3) calendar days after the date of mailing as described above, or one (1) calendar day after being given to an express courier or when sent by facsimile and receipt confirmed.

28.0 ASSIGNMENT

28.01. Assignment. Neither party may assign this Agreement or any of the rights or obligations under this Agreement without the prior written consent of the other party, and any such attempted assignment shall be void. Notwithstanding the foregoing however, NBSI may assign any of its rights and obligations under this Agreement to an NBSI Affiliate, the surviving corporation with or into which NBSI may merge or consolidate, or an entity to which NBSI transfers all, or substantially all, of its business and assets and Seller may assign any of Seller's rights and obligations under this Agreement to a Seller subsidiary.

28.02. Third Party Beneficiaries. Subject to this Section, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. Except as specifically set forth in this Agreement, the parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such third party, against either of the parties hereto.

29.0 ARBITRATION

29.01. Binding Arbitration. Any controversy or claim between or among the parties hereto shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc./Endispute, Inc. ("J.A.M.S./Endispute"), and if J.A.M.S./Endispute is unable or legally precluded from administering the arbitration, then the American Arbitration Association ("AAA") will serve.

29.02. Judgments. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action in the Governing State set forth herein.

29.03. Procedures. Upon receipt of demand for arbitration from either NBSI or Seller, J.A.M.S./Endispute or AAA as applicable shall use its best efforts to appoint an arbitrator and notify NBSI and Seller of such appointment within fifteen (16) calendar days and further to commence arbitration within ninety
(90) calendar
days. Any NBSI or Seller demand for arbitration shall include detail sufficient to establish the nature of the dispute and shall be delivered to the other party concurrent with delivery to J.A.M.S./Endispute or AAA.

29.04. Other Remedies. Nothing in this Section shall limit the right of either Seller or NBSI to obtain from a court provisional or ancillary remedies such as, but not limited to, injunctive relief, or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement.

30.0 APPLICABLE LAW

30.01. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina ("Governing State"). Each party hereby submits to the jurisdiction of such courts, and waives any objection to venue with respect to actions brought in such courts in the Governing State.

31.0 MISCELLANEOUS

31.01. Correspondence. Where notice, approval or similar action by either party is permitted or required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

31.02. Complete Agreement. This Agreement, including EXHIBITs and all materials attached hereto or referenced herein, constitute the entire agreement of NBSI and Seller with respect to the subject matter of this Agreement and any agreement(s) between Seller and NBSI or any NBSI Affiliate with respect to the subject matter is hereby superseded and shall hereafter have no force or effect. Other than those remedies specifically disclaimed in this Agreement, all remedies set forth in this Agreement shall be in addition to all other remedies available under this Agreement or at law or in equity.

31.03. Amendment and Waivers. This Agreement may not be modified, waived or amended unless mutually agreed to in writing by the parties hereto.

31.04. Caption References and Headings. All section headings in this Agreement are for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement.

31.05. Severability. If any provision of this Agreement shall be held invalid for any reason, then such provision shall be severed from the remaining provisions of this Agreement and shall not affect the validity or enforceability of the other provisions of this Agreement, unless the invalidity of any such provision deprives any party of the economic benefit intended to be conferred by this Agreement.

31.06. Waiver. Any waiver by either party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision, and any failure to enforce strict performance of any provision of this Agreement shall not be construed as a waiver or relinquishment to enforce strict performance in respect to such provision on any future occasion.

31.07. Construction. Notwithstanding the general rules of construction, both NBSI and Seller acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

31.08. Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original.

     EXECUTED this 29th day of June ,1999.
     NBSI: NationsBanc Services, Inc.    SELLER: Precis Smart Card Systems, Inc.
     BY: /s/Richard A. McClure           BY: James B. Lout
     PRINTED                             PRINTED
     NAME:  RICHARD A. McCLURE           NAME: JAMES B. LOUT
     TITLE: SENIOR VICE PRESIDENT        TITLE: PRESIDENT & CEO

For more information regarding the negotiation and content of this Agreement, the following persons may be contacted:

FOR NBSI:                                        FOR SELLER:

[ATTACHED EXHIBITS WILL BE PROVIDED UPON REQUEST ADDRESSED TO PRECIS SMART CARD SYSTEMS, INC.

EXHIBIT A  -  EQUIPMENT LIST AND PRICING

EXHIBIT B  -  PERFORMANCE EXPECTATIONS

EXHIBIT C  -  PERFORMANCE REQUIREMENTS FOR MAINTENANCE SERVICES]



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